As filed with the Securities and Exchange Commission on October 28, 2022

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROLLINS, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0068479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2170 Piedmont Road, N.E. Atlanta, Georgia 30324

(Address of Principal Executive Offices) (Zip Code)

Rollins 401(k) Savings Plan

(Full title of the plan)

Elizabeth B. Chandler

Vice President, General Counsel and Corporate Secretary

Atlanta, Georgia 30324

(404) 888-2000

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

B. Joseph Alley, Jr., Esq.

Leah D. Braukman, Esq.

Arnall Golden Gregory LLP

171 17th Street NW, Suite 2100

Atlanta, Georgia 30363

(404) 873-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Rollins, Inc., a Delaware corporation (“Rollins”, the “Registrant” or the “Company”), in connection with the merger of the Western Industries Retirement Savings Plan (the “Western Plan”) with and into the Rollins 401(k) Savings Plan (the “Plan”) effective November 1, 2022 (the “Plan Merger”). Pursuant to the terms of the Plan Merger, upon completion of the transactions contemplated thereby, 928,000 shares of common stock of the Company, $1.00 par value per share (the “Shares”), and an indeterminate amount of plan interests issuable to eligible employees of the Company, will be eliminated as an eligible investment option under the Western Plan and the Shares, and an indeterminate amount of plan interests issuable to eligible employees of the Company, will instead be offered as an eligible investment option under the Plan. This Registration Statement is being filed for the purpose of registering the Shares that may be issued to eligible employees of the Company under the Plan following the effective date of the Plan Merger. The Shares are in addition to those previously registered on Registration Statements on Form S-8 (File Nos. 33-26056, 33-47528 and 333-143692) filed with the Securities and Exchange Commission (the “Commission”) for issuance pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Plan covered by this Registration Statement, as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company or the Plan are hereby incorporated by reference herein:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed February 25, 2022, including the material incorporated by reference to the proxy statement contained in the Registrant’s Schedule 14A, filed March 15, 2022;
(b)	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022, filed April 28, 2022; for the fiscal quarter ended June 30, 2022, filed on July 28, 2022; and for the fiscal quarter ended September 30, 2022, filed October 27, 2022;
(c)	Current Reports on Forms 8-K filed on January 26, 2022 (filed at 7:30 p.m. on January 25, 2022), February 2, 2022, April 8, 2022, April 19, 2022, April 27, 2022 (filed at 5:26 p.m. on April 27, 2022), and August 3, 2022 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement on Form S-8);
(d)	The description of the Registrant’s common stock contained in the Registrant’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description, including Exhibit (4)(b) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed February 28, 2020; and

(e)	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2021, filed June 24, 2022.

All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of this Registration Statement on Form S-8 (and prior to the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Rollins’ bylaws provide that directors and officers shall be, and at the discretion of the board of directors, others serving at the request of Rollins may be, indemnified by Rollins to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Rollins and further require the advancing of expenses incurred in defending claims. The bylaws also provide that the right of directors and officers to indemnification shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. The certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breaches of their fiduciary duty. This provision does not alter a director’s liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

The Delaware General Corporation Law (“DGCL”) currently requires Rollins to indemnify a director or officer for all expenses incurred by him or her (including attorney’s fees) when he or she is successful (on the merits or otherwise) in defense of any proceeding brought by reason of the fact that he or she is or was a director or officer of Rollins. In addition, with respect to all proceedings other than proceedings by or in the right of the corporation, Delaware law allows Rollins to indemnify a director or officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, even if the director or officer is not successful on the merits, if he or she:

●	acted in good faith;
●	acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
●	in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, as amended, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise. In addition, certain of our employee benefit plans provide indemnification of directors and other agents against certain claims arising from administration of such plans. Rollins also maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors and officers of Rollins.

The limitation of liability and indemnification provisions described above may discourage lawsuits against directors for breaches of fiduciary duty. These provisions could reduce the likelihood of derivative litigation against directors and officers, even when such an action, if successful, might otherwise benefit us and/or our stockholders. In addition, stockholder investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Reference is made to Item 9(c) for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1

Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Windham Brannon, LLC

24	Power of Attorney (included on signature page)

99.1*	Rollins 401(k) Savings Plan

107*	Filing Fee Table

*	Filed herewith.

Pursuant to the instruction to Item 8 to Form S-8, no opinion of counsel as to the legality of the Shares registered with respect to the Plan is furnished because no original issuance securities are being registered.

Item 9. Undertakings.

(a)	The undersigned Registrant and the Plan hereby undertake as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability of the registrant and the Plan under the Securities Act to any purchaser in the initial distribution of the securities: The registrant and the Plan undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant and the Plan, as appropriate, each will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant and the Plan or used or referred to by the registrant and the Plan; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant and the Plan or its securities provided by or on behalf of the registrant and the Plan; and (iv) any other communication that is an offer in the offering made by the registrant and the Plan to the purchaser.
(b)	The undersigned Registrant and the Plan hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant or the Plan pursuant to the foregoing provisions or otherwise, the Registrant and the Plan have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant or the Plan of expenses incurred or paid by a director, officer or controlling person of the Registrant or the Plan in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant and the Plan will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 28, 2022.

ROLLINS, INC.

By:	/s/ Gary W. Rollins
Gary W. Rollins
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby constitutes and appoints Gary W. Rollins and Elizabeth B. Chandler, and each of them individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

SIGNATURE	TITLE	DATE

/s/ Gary W. Rollins	Chairman and Chief Executive Officer (Principal Executive Officer)	October 28, 2022
Gary W. Rollins

/s/ Kenneth D. Krause	Executive Vice President, Chief Financial Officer and Treasurer	October 28, 2022
Kenneth D. Krause	(Principal Financial Officer)

/s/ Traci Hornfeck	Principal Accounting Officer
Traci Hornfeck		October 28, 2022

/s/ Jerry W. Nix	Lead Director	October 28, 2022
Jerry W. Nix

/s/ Susan R. Bell	Director	October 28, 2022
Susan R. Bell

/s/ Donald P. Carson	Director	October 28, 2022
Donald P. Carson

/s/ Jerry E. Gahlhoff	Director	October 28, 2022
Jerry E. Gahlhoff

/s/ Patrick J. Gunning	Director	October 28, 2022
Patrick J. Gunning

/s/ Gregory B. Morrison	Director	October 28, 2022
Gregory B. Morrison

/s/ Pamela R. Rollins	Director	October 28, 2022
Pamela R. Rollins

/s/ Louise S. Sams	Director	October 28, 2022
Louise S. Sams

/s/ John F. Wilson	Director	October 28, 2022
John F. Wilson

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 28, 2022.

ROLLINS 401(K) SAVINGS PLAN

By:	/s/ A. Keith Payne
A. Keith Payne
Chairman, Administrative Committee

EXHIBIT INDEX

Exhibit No.	Description

5.1

Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Windham Brannon, LLC

24	Power of Attorney (included on signature page)

99.1*	Rollins 401(k) Savings Plan

107*	Filing Fee Table

*	Filed herewith.

Pursuant to the instruction to Item 8 to Form S-8, no opinion of counsel as to the legality of the Shares registered with respect to the Plan is furnished because no original issuance securities are being registered.